EXHIBIT 10.1
FOURTH AMENDMENT TO OFFICE LEASE

This Fourth Amendment to Office Lease (this “Fourth Amendment”), dated February 10, 2014, is made by and between DOUGLAS EMMETT 1993, LLC, a Delaware limited liability company (Landlord”), with offices at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and CytRx CORPORATION, a Delaware corporation (“Tenant”), with offices at 11726 San Vicente Boulevard, Suite 650A, Los Angeles, California 90049.

WHEREAS,

A. DOUGLAS EMMETT JOINT VENTURE, a California general partnership (“DEJV”), pursuant to the provisions of that certain Office Lease dated April 13, 2000 (the “Original Lease”), leased to THE KRIEGSMAN CAPITAL GROUP, LLC, a California limited liability company (“Original Tenant”), and Original Tenant leased from DEJV space in the property located at 11726 San Vicente Boulevard, Los Angeles, California (the “Building”), commonly known as Suite 650 (the “Original Premises”);

B. Landlord, Original Tenant and Tenant subsequently entered into that certain Assignment, Assumption and Consent dated July 31, 2003 (the “Assignment”), whereby Original Tenant assigned all of its right, title and interest in and to the Original Lease to Tenant, and Tenant assumed all of Original Tenant’s obligations under the Original Lease;

C. Landlord acquired all of DEJV’s interest, right and title in and to the real property and Building in which the Premises are located, becoming successor-in-interest to DEJV and landlord under the Original Lease;

D. Landlord and Tenant subsequently entered into that certain First Amendment to Office Lease dated October 14, 2005 (the “First Amendment”), pursuant to which Tenant expanded its occupancy within the Building to include Suite 688; that certain Second Amendment to Office Lease dated March 25, 2008 (the “Second Amendment”); that certain Third Amendment to Office Lease dated November 30, 2009 (the “Third Amendment”), pursuant to which Tenant surrendered possession of the Original Premises and leased Suite 600 (which Suite 600, together with Suite 688, was subsequently renamed Suite 650A and shall hereinafter be collectively referred to as the “Premises”); and that certain Memorandum of Lease Term Dates and Rent dated March 19, 2010 (the “Memorandum”);

E.           The term of the Lease expires February 28, 2015, which term Landlord and Tenant wish to hereby extend; and

F.           Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Original Lease, as amended.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1.           Confirmation of Defined Terms.  Unless modified herein, all terms previously defined and capitalized in the Original Lease, as amended, shall hold the same meaning for the purposes of this Fourth Amendment.  The Original Lease, as modified by the First Amendment, the Second Amendment, the Third Amendment, the Memorandum and this Fourth Amendment, shall hereinafter be referred to as the “Lease.”

2.           Extension of Term.  The term of the Lease is hereby extended for a period of five (5) years (the “Fourth Extended Term”), from and including March 1, 2015 (the “Effective Date”), through and including midnight on February 29, 2020 (the “Termination Date”).

3.           Revision in Fixed Monthly Rent.  Commencing on the Effective Date, and continuing through February 29, 2016, the Fixed Monthly Rent payable by Tenant shall be $19,225.65 per month.

Commencing on March 1, 2016, and continuing through February 28, 2017, the Fixed Monthly Rent payable by Tenant shall increase from $19,225.65 per month to $19,802.42 per month.

Commencing on March 1, 2017, and continuing through February 28, 2018, the Fixed Monthly Rent payable by Tenant shall increase from $19,802.42 per month to $20,396.49 per month.

Commencing March 1, 2018, and continuing through February 28, 2019, the Fixed Monthly Rent payable by Tenant shall increase from $20,396.49 per month to $21,008.39 per month.

Commencing March 1, 2019, and continuing throughout the remainder of the Fourth Extended Term, the Fixed Monthly Rent payable by Tenant shall increase from $21,008.39 per month to $21,638.64 per month.

Notwithstanding the foregoing, Tenant shall be permitted to defer one hundred percent (100%) of the Fixed Monthly Rent due for the calendar month of March 2016 (the amount of Fixed Monthly Rent deferred shall be referred to herein as the “Rent Deferral Amount”).  So long as Tenant has not committed a material default during the Fourth Extended Term, which material default continues after the expiration of any notice and cure period, the entire Rent Deferral Amount shall be abated and forgiven as of the Termination Date; provided, however, that if Tenant does commit a material default during the Fourth Extended Term, and if such material default continues after the expiration of any notice and cure periods, then (a) Tenant shall pay to Landlord upon demand the entire Rent Deferral Amount due for the months of the Fourth Extended Term prior to the occurrence of such material default, as if the same had been due if the rent deferral had not occurred, and (b) Tenant shall not be entitled to any additional or future deferral of Fixed Monthly Rent.

All payments of Fixed Monthly Rent shall be made in immediately available funds.

4.           Modification to Security Deposit.  Landlord acknowledges that it currently holds the sum of $101,160.14 as a Security Deposit under the Lease, which amount shall be reduced to $75,000.00 on March 1, 2014 subject to the terms and conditions set forth in Section 9.1 of the Third Amendment and shall be subject to further reduction as set forth in Section 4.1 below.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Article 18 of the Original Lease, and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of the Lease or the acts or omission of Tenant or any Tenant Party. As used in the Lease a “Tenant Party” shall mean Tenant, any employee of Tenant, or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant.

Section 4.1                                Corresponding Reduction to Security Deposit and Rent Offset.

(a)  Subject to Section 4.1(b) below and notwithstanding the foregoing provisions of Section 4 to the contrary, during the Fourth Extended Term, the Security Deposit for the Premises shall be reduced and a portion applied to the Fixed Monthly Rent payable by Tenant for the Premises as follows:

i) on or about the first (1st) business day of March 2015, the Security Deposit shall be proportionately reduced by an amount equal to the Fixed Monthly Rent due for March 2015 (“First Reduction”), which amount is $19,225.65, and the total sum of the First Reduction shall be applied to Fixed Monthly Rent due for March 2015, so that the balance of the Security Deposit then remaining shall be $55,774.35;

ii)  on or about the first (1st) business day of April 2015, the balance of the Security Deposit after the First Reduction shall be proportionately reduced by an amount equal to the Fixed Monthly Rent due for April 2015 (“Second Reduction”), which amount is $19,225.65, and the total sum of the Second Reduction shall be applied to Fixed Monthly Rent due for April 2015, so that the balance of the Security Deposit then remaining shall be $36,548.70; and

iii)  on or about the first (1st) business day of May 2015, the balance of the Security Deposit after the Second Reduction shall be proportionately reduced by the amount of $14,910.06 (“Third Reduction”), which amount shall be applied to Fixed Monthly Rent due for May 2015 (and, accordingly the amount of Fixed Monthly Rent due for the month of May 2015 shall be $4,315.59), and thereafter the balance of the Security Deposit then remaining shall be $21,638.64, which amount Landlord shall continue to hold throughout the Fourth Extended Term, unless otherwise applied pursuant to the provisions of the Lease.

(b)  Notwithstanding the scheduled applications to Fixed Monthly Rent set forth above, in the event Tenant commits a material default of any of its obligations under the Lease prior to any of the scheduled applications of the Security Deposit to Fixed Monthly Rent, and such material default continues after any applicable notice and cure period, then the Security Deposit shall thereafter remain on deposit with Landlord in the full amount then held and no additional reductions in the Security Deposit or future applications to Fixed Monthly Rent shall occur thereafter. The remedies granted to Landlord under this Section 4.1 shall be in addition to and not in lieu of any and all remedies of Landlord under the Lease and applicable law.

5.           Base Year.  As of the Effective Date, the Base Year for the Premises shall be calendar year 2015.

6.           Tenant’s Share. As of the Effective Date, Tenant’s Share for the Premises shall be 6.33%.

7.           Parking.  Tenant shall continue to have the parking rights and obligations set forth in Section 10 of the Third Amendment throughout the Fourth Extended Term.

8.           One-Time Right of First Offer.

8.1.           One-Time Right of First Offer.

a)           Subject to any pre-existing rights of first offer and/or refusal which Landlord or Landlord’s predecessors may have granted other tenants in the Building at the time this Fourth Amendment is executed; and

b)           Upon Landlord’s receipt of written notification (“Tenant’s Expansion Notice”) from Tenant that Tenant desires additional space in the Building on the sixth (6th) floor; and

c)           Provided Tenant is not in material uncured default after the expiration of time and the opportunity to cure as of the date or any time after Tenant tenders to Landlord Tenant’s Expansion Notice; and

d)           At least eighteen (18) months remain before expiration of the Fourth Extended Term, or Tenant is willing to enter into an extension of the Fourth Extended Term for a minimum of eighteen (18) additional months;

then, Landlord grants Tenant a one-time right of first offer to lease any space on the sixth (6th) floor of the Building (the "Expansion Premises") that is vacated and available for rent (or will be vacated and available for rent in the near future) following Tenant’s Expansion Notice during the Fourth Extended Term, as follows:

If Landlord has knowledge that any space within the Expansion Premises is vacated and available for lease (or will be vacated and available for lease in the near future) at any time during the Fourth Extended Term, Landlord shall give written notice thereof (the “Offer Notice”) to Tenant, specifying the terms and conditions upon which Landlord is willing to lease the Expansion Premises that is available (or will be available in the near future).

8.2.           Tenant’s Acceptance.  Tenant shall have five (5) days after receipt of the Offer Notice from Landlord to advise Landlord of Tenant’s election (the “Acceptance”) to lease the Expansion Premises on the same terms and conditions as Landlord has specified in its Offer Notice.  Tenant’s right of first offer shall apply only to the entirety of the Expansion Premises offered, and Tenant shall have no right to exercise the right of first offer as to only a portion of the Expansion Premises offered.  If the Acceptance is so given, then within ten (10) days thereafter, Landlord and Tenant shall sign an amendment to the Lease, adding the Expansion Premises to the Premises (with the term of the Expansion Premises to commence after the Expansion Premises is vacated and thereafter becomes available for lease) and incorporating all of the terms and conditions originally contained in Landlord’s Offer Notice.

8.3.           Failure to Accept Extinguishes Rights.  If Tenant does not tender the Acceptance of Landlord’s Offer Notice, or if Tenant’s Acceptance is conditional or purports to modify any material term contained in Landlord’s Offer Notice, or if Landlord and Tenant fail to execute the amendment to Lease called for above within the time period specified, then Landlord may lease such portion of the Expansion Premises as is then available to any third party it chooses without liability to Tenant on terms and conditions reasonably similar to those specified in Landlord’s Offer Notice, and Tenant’s right of first offer shall be null and void thereafter.

8.4.           No Assignment of Right.  This right is personal to the original Tenant signing this Fourth Amendment, and shall be null, void and of no further force or effect as of the date that Tenant assigns the Lease to an unaffiliated entity and/or subleases more than forty-nine percent (49%) of the total rentable area of the Premises.

9.           Acceptance of Premises.  Tenant acknowledges that it has been in possession of the Premises for over four (4) years, and to the best of Tenant’s knowledge as of the date hereof, has no claim against Landlord.  Tenant has made its own inspection of and inquiries regarding the Premises, which is already improved.  Therefore, except for the improvements to be performed by Landlord’s contractor pursuant to Section 9.1 below, Tenant accepts the Premises in its “as-is” condition.  Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied except as are contained in the Lease regarding the condition, suitability or usability of the Premises or the Building for the purposes intended by Tenant.

9.1.           Improvements.  Concurrent with Tenant’s occupancy of the Premises, Landlord shall, at Landlord’s sole expense, complete the following improvements to the Premises (the “Improvements”), using Building standard materials, provided that Landlord’s installation of the Improvements shall not entitle Tenant to any set-off or rent abatement:

a)  Furnish and install new carpet and/or vinyl composition tile (VCT) in the Premises, using Building standard materials in a single color that is reasonably acceptable to Tenant; and

b)  Paint the interior walls of the Premises that were previously painted, using Building standard materials and two (2) coats of paint, in a single color reasonably acceptable to Tenant.

Tenant shall provide Landlord with Tenant’s selection of color finishes for paint and carpet (or VCT) on or before the date that is ten (10) days after this Fourth Amendment is fully-executed.  If Tenant fails to provide Landlord with Tenant’s selection by the date set forth hereinabove, Landlord shall not be obligated to complete the Improvements.  Tenant acknowledges that Landlord shall have no obligation to commence the Improvements prior to the Effective Date or to commence or complete work on the Improvements after the date that is twelve (12) months after this Fourth Amendment is fully-executed.

If Tenant elects to make any other improvements to the Premises during the Fourth Extended Term, the same shall be considered a Tenant Change, to be completed by Tenant, at Tenant's sole expense, pursuant to the provisions of Article 12 of the Original Lease.

Landlord shall, at Landlord’s cost and expense, move Tenant’s furniture and equipment so that Landlord may complete the Improvements; provided, however, Tenant shall remove all files, personal effects and other items to allow Landlord’s agent to move such files and equipment, and Landlord shall have no liability or obligation to remove Tenant’s files, wall hangings, art, personal effects or other items other than furniture and equipment.

10.           Option to Extend Term.  Provided Tenant is not in material default after the expiration of notice and the opportunity to cure on the date or at any time during the remainder of the Fourth Extended Term after Tenant gives notice to Landlord of Tenant’s exercise of its rights pursuant to this Section 10, Tenant is given the option to extend the term for an additional five (5) year period (the “Fifth Extended Term”), commencing the next calendar day after the expiration of the Fourth Extended Term (the “Option”).  The Option shall apply only to the entirety of the Premises, and Tenant shall have no right to exercise the Option as to only a portion of the Premises.

Tenant’s exercise of this Option is contingent upon Tenant giving written notice to Landlord (the “Option Notice”) of Tenant’s election to exercise its rights pursuant to this Option by Certified Mail, Return Receipt Requested, no more than twelve (12) months and no less than nine (9) months prior to the Termination Date.  The Option Notice shall be irrevocable.

10.1.           Fixed Monthly Rent Payable.  The Rent payable by Tenant during the Fifth Extended Term (“Option Rent”) shall be equal to the Fair Market Value of the Premises as of the commencement date of the Fifth Extended Term.  The term “Fair Market Value” shall be defined as the effective rent reasonably achievable by Landlord, and shall include but not be limited to, all economic benefits obtainable by Landlord, such as Fixed Monthly Rent (including periodic adjustments), Additional Rent in the form of Operating Expense reimbursements, and any and all other monetary or non-monetary consideration that may be given in the market place to a non-renewal tenant, as is chargeable for a similar use of comparable space in the geographic area of the Premises.  Said computation shall specifically be based on the Premises in its “as-is” condition, without payment of any brokerage commission to any broker.

Landlord and Tenant shall have thirty (30) days (the “Negotiation Period”) after Landlord receives the Option Notice in which to agree on the Fair Market Value.  If Landlord and Tenant agree on the Fair Market Value during the Negotiation Period, they shall immediately execute an amendment to the Lease extending the Fourth Extended Term and stating the Fair Market Value.

10.2.           Appraisers to Set Fixed Monthly Rent.  If Landlord and Tenant are unable to agree on the Fair Market Value during the Negotiation Period, then:

a)           Landlord and Tenant, each at its own cost, shall select an independent real estate appraiser with at least ten (10) years full-time commercial appraisal experience in the area in which the Premises are located, and shall provide written notice to the other party of the identity and address of the appraiser so appointed.  Landlord and Tenant shall make such selection within ten (10) days after the expiration of the Negotiation Period; and

b)           Within thirty (30) days of having been appointed to do so (the “Appraisal Period”), the two (2) appraisers so appointed shall meet and set the Fair Market Value for the Fifth Extended Term.  In setting the Fair Market Value, the appraisers shall solely consider the use of the Premises for general office purposes.

10.3.           Failure by Appraisers to Set Fair Market Value.  If the two (2) appointed appraisers are unable to agree on the Fair Market Value within ten (10) days after expiration of the Appraisal Period, they shall elect a third appraiser of like or better qualifications, and who has not previously acted in any capacity for either Landlord or Tenant.  Landlord and Tenant shall each bear one half of the costs of the third appraiser’s fee.

Within thirty (30) days after the selection of the third appraiser (the “Second Appraisal Period”) the Fair Market Value for the Fifth Extended Term shall be set by a majority of the appraisers now appointed.  If a majority of the appraisers are unable to set the Fair Market Value within the Second Appraisal Period, the three (3) appraisers shall individually render separate appraisals of the Fair Market Value, and their three (3) appraisals shall be added together, then divided by three (3); resulting in an average of the appraisals, which shall be the Fair Market Value during the Fifth Extended Term.

However, if the low appraisal or high appraisal varies by more than ten percent (10%) from the middle appraisal, then one (1) or both shall be disregarded.  If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting average shall be the Fair Market Value.  If both the low and high appraisal are disregarded, the middle appraisal shall be the Fair Market Value for the Premises during the Fifth Extended Term.  The appraisers shall immediately notify Landlord and Tenant of the Fair Market Value so established, and Landlord and Tenant shall immediately execute an amendment to the Lease, extending the Fourth Extended Term and revising the Fixed Monthly Rent payable pursuant to the Fair Market Value so established.

Tenant’s failure to execute such amendment establishing the Fair Market Value within fifteen (15) days after the other party’s request therefor shall constitute a material default under the Lease.

10.4.           No Right of Reinstatement or Further Extension.  Once Tenant has failed to exercise its rights to extend the term pursuant to this Section 10, it shall have no right of reinstatement of its Option, nor shall Tenant have any right to a further or second extension of the Fourth Extended Term beyond the period stated in Section 2 hereinabove.

10.5.           No Assignment of Option.  This Option is personal to the original Tenant signing the Lease, and shall be null, void and of no further force or effect as of the date that Tenant assigns the Lease to an unaffiliated entity and/or subleases more than forty-nine percent (49%) of the total Rentable Area of the Premises.

11.           Warranty of Authority.  If Landlord or Tenant signs as a corporation, or a limited liability company or a partnership, each of the persons executing this Fourth Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Fourth Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

If either signatory hereto is a corporation, the person(s) executing on behalf of said entity shall affix the appropriate corporate seal to each area in the document where request therefor is noted, and the other party shall be entitled to conclusively presume that by doing so the entity for which said corporate seal has been affixed is attesting to and ratifying this Fourth Amendment.

12.           Broker Representation.  Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Fourth Amendment other than Douglas Emmett Management, LLC and Stone Miller.  Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation.  Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this Fourth Amendment.

13.           Confidentiality.  Landlord and Tenant agree that the covenants and provisions of this Fourth Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord's counsel-of-record or leasing or sub-leasing broker of record or as may be required by any governmental agency or by subpoena or court order.

14.           Governing Law.  The provisions of this Fourth Amendment shall be governed by the laws of the State of California.

15.           Reaffirmation.  Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto.  Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

16.           Civil Code Section 1938 Disclosure.  Pursuant to California Civil Code Section 1938, Landlord hereby discloses that the Premises have not undergone an inspection by a Certified Access Specialist to determine whether the Premises meet all applicable construction-related accessibility standards.

17.           Submission of Document.  No expanded contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, as contemplated under this Fourth Amendment, until both Landlord and Tenant have executed and delivered this Fourth Amendment, whether or not any additional rental or security deposits have been received by Landlord, and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Fourth Amendment.

The submission of this Fourth Amendment to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for the Tenant to lease the Premises, or otherwise create any interest by Tenant in the Premises or any other portion of the Building other than the original Premises currently occupied by Tenant.  Execution of this Fourth Amendment by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Fourth Amendment to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective as of the later of the date(s) written below.

LANDLORD:	TENANT:
DOUGLAS EMMETT 1993, LLC,
a Delaware limited liability company

By:           Douglas Emmett Management, Inc.,
a Delaware corporation, its Manager

By:______________________________
     Michael J. Means
  Senior Vice President

Dated:___________________________

CytRx CORPORATION,
a Delaware corporation

By:           ________________________________
Name:                      ________________________________
Title:                        ________________________________
Dated:      ________________________________

By:           ________________________________
Name:                      ________________________________
Title:                        ________________________________
Dated:      ________________________________